UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 28, 2006

Quest Software, Inc.

(Exact name of registrant as specified in its charter)

California	000-26937	33-0231678
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Polaris Way, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 754-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously announced, the board of directors of Quest Software, Inc. (“Quest”) has established a special committee of independent directors to review Quest’s historical stock option grant practices and related accounting. The special committee is being assisted by independent legal counsel and independent forensic accounting consultants. The special committee has not completed its work or reached final conclusions and is continuing its investigation.

The special committee’s initial review has focused on administrative processes used to establish the option exercise price and obtain required approvals of stock option grants, and the related measurement dates used for financial reporting purposes. Its preliminary conclusion is that the administrative approvals required to establish the accounting measurement dates for many of the company’s stock option grants awarded during the period from the fall of 1999 and into 2002 were actually obtained subsequent to the measurement dates used for financial reporting purposes. As a result, the special committee has determined, based on its preliminary analysis, that non-cash stock-based compensation expense should have been recorded with respect to those stock option grants and recognized over the vesting period of the options, and that the amount of such additional expense is expected to be material.

Accordingly, Quest’s management and the audit committee of Quest’s board of directors, in consultation with the special committee, have determined, based on their preliminary analysis, that Quest will restate its annual and interim financial statements for the periods from 2000 through 2005 and for the quarter ended March 31, 2006. Accordingly, on June 28, 2006, the audit committee of Quest’s board of directors, after consultation with management and the special committee, determined that Quest’s annual and interim financial statements and any related reports of its independent registered public accounting firm for the periods from 2000 through 2005 and for the quarter ended March 31, 2006 should no longer be relied upon.

Because the special committee’s review is still ongoing, it has not determined the aggregate amount of additional non-cash stock-based compensation expense, nor has it determined the amount of such expense to be recorded in any specific prior period or in any future period. It also has not identified all stock option grants whose accounting measurement dates may have been incorrectly determined. As such, there can be no assurance that Quest’s historical financial statements for other prior periods will not be restated, or that additional stock-based compensation expense will not materially affect future periods. Quest also expects that expenses arising from the investigation, the restatement and related activities, which will be recorded in the periods incurred, will be significant.

The company has not yet determined the tax consequences that may result from these matters or whether tax consequences will give rise to monetary liabilities which may have to be satisfied in any future period. Additionally, Quest is evaluating the impact of this matter on its Management’s Report on Internal Controls Over Financial Reporting set forth in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The audit committee has discussed the above matters with the company’s independent registered public accounting firm.

Any stock-based compensation expenses incurred as a result of the restatement would have the effect of decreasing reported amounts of income from operations, net income, net income per share and retained earnings contained in Quest’s historical financial statements for the periods subject to restatement. The company presently believes that the restatement will not affect its revenues, non-stock option related operating expenses or cash balances included in the historical financial statements for the same periods.

The press release issued by Quest on July 5, 2006 announcing the restatement is attached hereto as exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release issued by Quest Software, Inc. on July 5, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST SOFTWARE, INC.
Date: July 5, 2006

	By:	/S/ J. Michael Vaughn
J. Michael Vaughn
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit Title or Description
99.1	Press release issued by Quest Software, Inc. on July 5, 2006.